Exhibit (a)(3)

Rejection of Tender Offer: Employee Letter

July 11, 2007

To All Ventana Employees:

I wanted to let you know that this morning, we announced that our Board of Directors unanimously recommended that stockholders reject Roche’s unsolicited offer to buy our company. You may be asking yourselves why Ventana has been silent on the topic until now. The answer is simple: we have been legally constrained from commenting until the Board completed its formal review and filed its response. The press release we issued following that review is attached.

The bottom line is that our Board believes that Roche’s offer doesn’t even come close to compensating our stockholders for our current products and technologies, the longer term potential of our robust R&D pipeline and our truly unique position in the marketplace.

While it’s difficult to say how things will play out, over the next weeks and months we will be spending more time educating our investors and the market on our tremendous potential. We’ll also be doing everything we can to ensure that we don’t miss a beat in delivering on our commitments to customers. Meeting or beating their expectations is the real key to our future and the best way to control our destiny as a company. I ask that you continue to stay focused on exactly that.

Thank you for your continued support. I will do my best to keep you informed of any new developments, as appropriate. I have scheduled an All Employee Meeting this morning at 10:00am PT to discuss this with you in person. In the meantime, if you have specific questions, please feel free to contact Ashley Goldsmith at extension 4467 or via email at agoldsmith@ventanamed.com.

With best regards,

Chris

VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.